UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2017

Carbonite, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35264	33-1111329
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Avenue de Lafayette

Boston, Massachusetts 02111

(Address of principal executive offices) (Zip Code)

(617) 587-1100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 29, 2017, Carbonite, Inc. (the “Company”) priced its private offering of $125 million aggregate principal amount of 2.50% Convertible Senior Notes due 2022 (the “Initial Notes”). On March 30, 2017, the initial purchasers in such offering exercised their option to purchase an additional $18.75 million aggregate principal amount of notes (the “Additional Notes” and together with the Initial Notes, the “Notes”). The Notes are the Company’s senior unsecured obligations. On April 4, 2017, the Notes were issued pursuant to an Indenture, dated April 4, 2017 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee.

The Notes will mature on April 1, 2022, unless earlier repurchased, redeemed or converted. The Notes will bear interest from April 4, 2017 at a rate of 2.50% per year payable semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2017.

The Notes will be convertible at the option of the Noteholders at any time prior to the close of business on the business day immediately preceding January 1, 2022, only under the following circumstances: (1) during any calendar quarter beginning after June 30, 2017 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) if the Company calls any or all of the Notes for redemption, and (4) upon the occurrence of specified corporate events. On or after January 1, 2022 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their Notes at any time. The Company may satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election in the manner and subject to the terms and conditions provided in the Indenture.

The conversion rate for the Notes is initially 38.7034 shares of Common Stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $25.84 per share of Common Stock. The initial conversion price of the Notes represents a premium of approximately 32.50% to the last reported sale price of $19.50 per share of Common Stock on the Nasdaq Global Market on March 29, 2017. The conversion rate is subject to adjustment under certain circumstances in accordance with the terms of the Indenture. In addition, upon a make-whole fundamental change (as defined in the Indenture) or notice of redemption, the Company will, under certain circumstances, increase the applicable conversion rate for a holder that elects to convert its Notes in connection with such make-whole fundamental change or notice of redemption.

The Company may redeem for cash all or any portion of the Notes, at its option, on or after April 5, 2020 if the last reported sale price of the Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on the trading day immediately preceding the date on which the Company provides notice of redemption. The redemption price will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If a fundamental change (as defined in the Indenture) occurs at any time, subject to certain conditions, holders may require the Company to purchase all or any portion of their Notes at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

The Indenture includes customary covenants and sets forth certain events of default after which the Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the Notes become automatically due and payable.

A copy of the Indenture (including the form of the Note) is attached as an exhibit to this report and is incorporated herein by reference (and this description is qualified in its entirety by reference to such document).

The net proceeds from the offering of Notes were approximately $138.8 million, after deducting the initial purchasers’ discounts and the estimated offering expenses payable by the Company. The Company used (i) approximately $40.0 million of the net proceeds to repay all amounts outstanding under its revolving credit facility, and (ii) approximately $15.0 million of the net proceeds to repurchase 767,400 shares of Common Stock from purchasers of Notes in privately negotiated transactions effected through one or more of the initial purchasers or their affiliates conducted concurrently with the pricing of the Notes. The remaining net proceeds will be used for general corporate purposes, including potential acquisitions.

Item 1.02	Termination of a Material Definitive Agreement

On April 4, 2017, the Company repaid all amounts outstanding under and terminated the Credit Agreement, dated as of May 6, 2015 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among the Company, the Lenders (as defined therein), and Silicon Valley Bank, as the Issuing Lender, the Swingline Lender and administrative agent for the Lenders.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 3.02.

The Company offered and sold the Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for resale by the initial purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the initial purchasers in the Purchase Agreement. The shares of the Company’s common stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 8.01

In a press release issued on March 30, 2017, the Company announced the pricing of its previously announced private offering of $125 million in aggregate principal amount of Notes. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

Exhibit 4.1	Indenture (including form of Note), dated as of April 4, 2017, by and between Carbonite, Inc. and U.S. Bank National Association, as trustee.

Exhibit 99.1	Press Release of Carbonite, Inc., dated March 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBONITE, INC.

Date: April 4, 2017	By:	/s/ Danielle Sheer
Danielle Sheer
Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 4.1	Indenture (including form of Note), dated as of April 4, 2017, by and between Carbonite, Inc. and U.S. Bank National Association, as trustee.

Exhibit 99.1	Press Release of Carbonite, Inc., dated March 30, 2017.